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                                                                    Exhibit 12.1

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                             Fiscal Year Ended September 30
                                             -------------------------------------------------------------
                                                1994         1993         1992         1991         1990
                                             ---------    ---------    ---------    ---------    ---------
Earnings
  Income from continuing operations          $  70,609    $   7,615    $ 104,217    $  76,642    $  64,300
  Add:
    Loss from unconsolidated affiliate         117,158        2,538
    Provision for income taxes                  86,203       16,984       68,303       49,160       47,160
    Fixed charges                              101,779       86,615       70,168       68,748       66,361
                                             ---------    ---------    ---------    ---------    ---------
  Earnings, as adjusted               (A)    $ 375,749    $ 113,752    $ 242,688    $ 194,550    $ 177,821
                                             =========    =========    =========    =========    =========

Fixed charges
  Other interest expense, including
    interest on capital leases               $  71,780    $  63,851    $  51,203    $  53,173    $  52,942
  Estimated interest component of
    rental expense                              29,999       22,764       18,965       15,575       13,419

                                             ---------    ---------    ---------    ---------    ---------
  Total fixed charges                 (B)    $ 101,779    $  86,615    $  70,168    $  68,748    $  66,361
                                             =========    =========    =========    =========    =========

Ratio of earnings to fixed charges
                       (A) divided by (B)          3.7          1.3 *        3.5          2.8          2.7
                                                   ---          ---          ---          ---          ---

* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges for fiscal 1993 is 3.3.